MANAGEMENT'S REPORT ON THE EFFECTIVENESS OF THE INTERNAL
CONTROL STRUCTURE RELATIVE TO THE SERVICING OF
HOME LOAN RECEIVABLES


The management of the Bank is responsible for establishing and maintaining the internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control procedures. The objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with accounting principles generally accepted in the United States.

We have performed an evaluation of the effectiveness of the Bank's internal control structure based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") relative to the servicing of home loan receivables owned by Chevy Chase Home Loan Trusts Series 1996-1 and
1997-1 (collectively referred to as the "Trusts" herein) as of September 30, 2001, and we have determined that the Bank maintained an effective internal control structure over financial reporting relative to the servicing of home loan receivables owned by the Trusts as of September 30, 2001.

However, there are inherent limitations in the effectiveness of any internal control structure, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to reliability of financial statements and safeguarding and management of assets. Furthermore, the effectiveness of any internal control structure can change with changes in circumstances.


_____________________	                     _________________________
Russell J. McAtee		             Stephen R. Halpin, Jr.
Senior Vice President			     Executive Vice President and
					     Chief Financial Officer

_____________________
George P. Clancy, Jr.
Executive Vice President

October 17, 2001